As filed with the Securities and Exchange Commission on November 28, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________

A. M. CASTLE & CO.

(Exact name of registrant as specified in its charter)

Maryland	36-0879160
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

1420 Kensington Road, Suite 220
Oak Brook, Illinois	60523
(Address of Principal Executive Offices)	(Zip Code)

A. M. Castle & Co. 2017 Management Incentive Plan

(Full title of the plan)

Marec E. Edgar

Executive Vice President, General Counsel,

Secretary & Chief Administrative Officer

A. M. Castle & Co.

1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523

(847) 455-7111

(Name and Address of Agent for service)

(847) 455-7111

(Telephone Number, Including Area Code, of Agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933. ☐

_____________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	7,267,338	$4.30	$31,249,553.40	$3,890.57

(1)	A. M. Castle & Co. is filing this Registration Statement on Form S-8 to register an aggregate of 7,267,338 shares of its common stock, par value $0.01 per share (“Common Stock”), which may be issued pursuant to the A. M. Castle & Co. 2017 Management Incentive Plan, (the “Plan”), consisting of (i) 3,315,229 shares of Common Stock reserved for issuance pursuant to the terms of the Plan, (ii) 636,880 shares of common stock issuable upon conversion of 5.00% / 7.00% Convertible Senior Secured PIK Toggle Notes due 2022 (the “Notes”) covered by outstanding awards under the Plan, and (iii) 3,315,229 shares of Common Stock that may become available for issuance pursuant to the share counting and share recycling provisions of the Plan, including upon the expiration, cancellation, forfeiture or other termination of awards. In addition, in accordance with Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional shares of Common Stock, which may be issued pursuant to the Plan to prevent dilution from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, and based on the average of the high and low sales prices of the Common Stock reported on the over-the-counter OTCQB Market on November 21, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The prospectus containing information required by Part I of Form S-8 and related to this Registration Statement is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8. A. M. Castle & Co. (the “Company”) will send or give to each participant in the Plan a copy of the prospectus. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the prospectus is not being filed with or included in this Registration Statement. The prospectus and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission are incorporated by reference in this registration statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on April 7, 2017;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017, filed with the Commission on May 15, 2017, August 9, 2017, and November 14, 2017, respectively;

(c)	the Company’s Current Reports on Form 8-K filed with the Commission on January 5, 2017, February 9, 2017, March 16, 2017, April 7, 2017 (except with respect to information furnished pursuant to Items 2.02 and 7.01), May 4, 2017, May 15, 2017 (except with respect to information furnished pursuant to Items 2.02 and 7.01), June 5, 2017 (except with respect to information furnished pursuant to Item 7.01), June 9, 2017 (except with respect to information furnished pursuant to Item 7.01), June 19, 2017 (except with respect to information furnished pursuant to Item 7.01), July 13, 2017 (except with respect to information furnished pursuant to Item 7.01), August 3, 2017 (except with respect to information furnished pursuant to Item 7.01), August 9, 2017 (except with respect to information furnished pursuant to Items 2.02 and 7.01), September 6, 2017 (except with respect to information furnished pursuant to Item 7.01), and October 11, 2017, and the Company’s Current Reports on Form 8-K/A filed with the Commission on February 3, 2017 and November 17, 2017; and

(d)	the description of the Company’s Common Stock contained in the registration statement on Form 8-A filed with the Commission on August 31, 2017, as thereafter amended and supplemented.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Company under Items 2.02 or 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the Common Stock registered hereby have been passed upon for the Company by Marec E. Edgar, Executive Vice President, General Counsel, Secretary & Chief Administrative Officer of the Company. Mr. Edgar is employed by the Company and beneficially owns shares of Common Stock and the Notes and is a participant in various employment benefit plans offered by the Company, including the Plan.

Item 6. Indemnification of Directors and Officers.

Under the Maryland General Corporation Law, the directors and officers of the Company may be entitled to indemnification in respect of threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (“proceedings”), to which they are made a party by reason of their position as a director or officer of the Company. In the case of conduct in their official capacity with the Company, directors and officers will be entitled to indemnification unless the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty or the director or officer actually received an improper personal benefit in money, property or services. In the case of criminal proceedings the director or the officer also must have had no reasonable cause to believe that the conduct was unlawful.

If the director or officer is successful on the merits or otherwise in the defense of any proceeding, the director or officer will be entitled to indemnification against reasonable expenses incurred in connection with the proceedings unless such indemnification is not otherwise permitted as described in the following sentence. Indemnification is permissive unless it is established that (a) the act or omission of the individual was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) the individual actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director had reasonable cause to believe his or her act or omission was unlawful. In addition to the foregoing, a court of appropriate jurisdiction may, under certain circumstances, order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding sentence or has been adjudged liable on the basis that a personal benefit was improperly received in a proceeding charging improper personal benefit to the director or officer.

Any indemnification required or permitted by the Maryland General Corporation Law may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding. However, if the proceeding is by or in the right of the Company, indemnification may be made only against expenses and may not be made in respect of any proceeding in which the director or officer is adjudged to be liable to the Company.

Article Tenth of the Company’s charter limits the liability of directors and officers to the fullest extent permitted by the Maryland law.

Article VIII of the bylaws of the Company provides for the indemnification of the Registrant’s directors and officers to the fullest extent permitted by the Maryland law against all judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with such proceeding, unless it shall be established that (a) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty or (b) such person actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful.

The Company maintains a directors’ and officers’ liability insurance policies. The policies insure the Company’s directors and officers against unindemnified losses ensuing from certain wrongful acts in their capacities as directors and officers and reimburses the Company for those losses for which the Company has lawfully indemnified the directors and officers.

The Company has or will also enter into indemnification agreements with each member of the board of directors and each of the Company’s executive officers. These agreements generally provide that, if the director or officer becomes involved in a proceeding (as defined in the agreement) by reason of such director’s or officer’s corporate status (as defined in the agreement), the Company will indemnify the director or officer to the fullest extent permitted by Maryland law as described above.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

3.1	Articles of Amendment and Restatement of the Company is incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-A filed on August 31, 2017.

3.2	Amended and Restated Bylaws of the Company is incorporated herein by reference to Exhibit 3.2 to the Company’s Form 8-A filed on August 31, 2017.

5.1	Opinion of Marec E. Edgar, Executive Vice President, General Counsel, Secretary & Chief Administrative Officer of A. M. Castle & Co.

23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.

23.2	Consent of Independent Registered Public Accounting Firm, Grant Thornton LLC.

23.3	Consent of Marec E. Edgar, Executive Vice President, General Counsel, Secretary & Chief Administrative Officer of A. M. Castle & Co. (included in opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	A. M. Castle & Co. 2017 Management Incentive Plan is incorporated herein by reference to Exhibit 10.4 to the Company’s Form 10-Q filed on November 14, 2017.

Item 9. Undertakings.

(1)       The undersigned registrant hereby undertakes:

(a)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (1)(a)(i) and (1)(a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on November 28, 2017.

A. M. CASTLE & CO.

By:	/s/ Steven W. Scheinkman
Steven W. Scheinkman
President & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven W. Scheinkman and Marec E. Edgar, and each of them, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on November 28, 2017.

By:	/s/ Steven W. Scheinkman	By:	/s/ Patrick R. Anderson
Steven W. Scheinkman President, Chief Executive Officer and Chairman of Board (Principal Executive Officer)		Patrick R. Anderson Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Jeffrey A. Brodsky	By:	/s/ Jonathan B. Mellin
Jeffrey A. Brodsky Director		Jonathan B. Mellin Director

By:	/s/ Jacob Mercer	By:	/s/ Jonathan Segal
Jacob Mercer Director		Jonathan Segal Director

By:	/s/ Michael J. Sheehan
Michael J. Sheehan Director

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Articles of Amendment and Restatement of the Company is incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-A filed on August 31, 2017.

3.2	Amended and Restated Bylaws of the Company is incorporated herein by reference to Exhibit 3.2 to the Company’s Form 8-A filed on August 31, 2017.

5.1	Opinion of Marec E. Edgar, Executive Vice President, General Counsel, Secretary & Chief Administrative Officer of A. M. Castle & Co.

23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.

23.2	Consent of Independent Registered Public Accounting Firm, Grant Thornton LLC.

23.3	Consent of Marec E. Edgar, Executive Vice President, General Counsel, Secretary & Chief Administrative Officer of A. M. Castle & Co. (included in opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	A. M. Castle & Co. 2017 Management Incentive Plan is incorporated herein by reference to Exhibit 10.4 to the Company’s Form 10-Q filed on November 14, 2017.